                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                  MBIA Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  MBIA Inc.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

- --------------------------------------------------------------------------------
            MBIA INC.                                  DAVID H. ELLIOTT
            113 King Street                            Chairman
            Armonk, NY 10504
            914 273 4545


(LOGO OF MBIA INC.
  APPEARS HERE)

                                    March 28, 1994

Dear Shareholder:

  On May 12, 1994 MBIA Inc. will hold its annual meeting of shareholders and I extend a personal invitation to you on behalf of the Board of Directors to join us so we can report to you on the activities of the Company during 1993 and discuss our prospects for 1994. You will have an opportunity to ask questions about our business and operations. The meeting will be held in our headquarters building at 113 King Street, Armonk, New York, at 10:00 a.m.

  This year you are being asked to elect 12 directors and to approve the selection of independent auditors for 1994. These proposals are described in the attached proxy statement which you are encouraged to read fully.

  Whether or not you plan to attend the meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and mail the enclosed proxy promptly.

  We appreciate your continued support.

                                    Sincerely,

                                    David H. Elliott
                                    Chairman

                                   MBIA INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of MBIA Inc.:

  The annual meeting of the shareholders of MBIA Inc. will be held at the Company's headquarters, 113 King Street, Armonk, New York 10504, on Thursday, May 12, 1994 at 10:00 a.m., New York time, for the following purposes:

    PROPOSAL 1: To elect 12 directors of the Company for terms expiring at the 1995 Annual Meeting;

    PROPOSAL 2: To approve the appointment by the Board of Directors of Coopers & Lybrand, certified public accountants, as independent auditors for the Company for the year 1994; and to transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 21, 1994 will be entitled to vote at the meeting, whether in person or by proxy. Please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Shareholders who attend the meeting may revoke their proxies and vote in person, if they wish to do so.

                                          By order of the Board of Directors,

                                          Louis G. Lenzi
                                          Secretary

113 King Street
Armonk, New York 10504
March 28, 1994

                                   MBIA INC.

                                PROXY STATEMENT

  Your proxy in the form enclosed is solicited by the Board of Directors of MBIA Inc. (the "Company"). Your proxy may be revoked by you at any time prior to its use. The shares represented by the proxies received will be voted at the meeting, or any adjournment thereof, in accordance with such specifications as are made therein or, if no such specifications are made, in accordance with the recommendations of the Board of Directors.

  The record date for the determination of shareholders entitled to vote at the meeting was March 21, 1994. On the record date, there were outstanding 41,703,644 shares of the Company's Common Stock ("Common Stock"), constituting all of the outstanding voting securities of the Company. Each share is entitled to one vote. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting but are deemed not to have voted on any proposal.

  The mailing address of the executive offices of the Company is 113 King Street, Armonk, New York 10504. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed, on or about March 28, 1994, to shareholders of record on the record date.

PROPOSAL 1:

                             ELECTION OF DIRECTORS

  All of the Company's directors are elected at each annual meeting of shareholders. At the 1994 Annual Meeting, the shareholders will elect 12 directors to serve for a term expiring at the 1995 Annual Meeting.

  The names of the nominees being presented for consideration by the shareholders, their ages, the years they have been directors of the Company, their principal occupations over the past five years, their current positions with the Company and certain other directorships held by them are set forth below. The shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided for in the enclosed proxy card. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the person, if any, as shall be designated by the Board of Directors to replace such nominee. The Board has set a policy that no person who has attained the age of 70 years or older shall be nominated to be a director.

William O. Bailey    Mr. Bailey has been a director of the Company since 1986.
                     Prior to his retirement on December 31, 1993, Mr. Bailey was Chairman of the Company from 1986 through 1993. From
                     1986 through 1991, he was Chairman and Chief Executive
                     Officer of the Company and its operating subsidiary, Municipal Bond Investors Assurance Corporation ("MBIA
                     Corp."). Mr. Bailey is currently Chairman of Terra Nova
                     Insurance Company Ltd., a director of Business Men's
                     Assurance Company of America, and a trustee of Century
                     Shares Trust. Age 67.

Joseph W. Brown, Jr. Mr. Brown is Chairman, President and Chief Executive
                     Officer of Talegen Holdings, Inc. (insurance company). From 1989 through 1991, Mr. Brown was President and Chief Executive Officer of Fireman's Fund Insurance

                     Company (insurance company). He had been employed in various capacities at Fireman's Fund since 1974. Mr. Brown has served as a director of the Company since being elected at the 1990 Annual Meeting and previously served as a director from December of 1986 through May of 1989. Age 45.

David H. Elliott     Mr. Elliott is currently the Chairman, President and
                     Chief Executive Officer of the Company and Chairman,
                     President and Chief Executive Officer of MBIA Corp. From
                     1986 to 1991, he served as the President and Chief
                     Operating Officer of the Company and MBIA Corp. He has been a director of the Company since March of 1988. He is a director of MBIA Corp., and was the President of the Municipal Bond Insurance Association, MBIA Corp.'s predecessor, from 1976 to 1980 and from 1982 to 1986. Age
                     52.

Claire L. Gaudiani   Dr. Gaudiani has been President of Connecticut College
                     since 1988. Prior to that she served as Assistant
                     Director of the Joseph H. Lauder Institute for Management at the University of Pennsylvania from 1985. Dr. Gaudiani serves as a director of Southern New England Telephone
                     Company, American Public Radio, the American Council on
                     Education and the National Collegiate Athletic
                     Association Presidents Commission. She has been a director of the Company since being elected at the 1992
                     Annual Meeting. Age 49.

William H. Gray, III Mr. Gray is President and Chief Executive Officer of the
                     United Negro College Fund, Inc. He also serves as Senior Preaching Minister of the Bright Hope Baptist Church in Philadelphia. From 1978 to 1991, Congressman Gray served in the U.S. House of Representatives, acting as Majority Whip from 1989 to 1991. He serves as a director of The Chase Manhattan Corporation, The Prudential Insurance Company of America, Scott Paper Company, Warner- Lambert Company, Westinghouse Electric Corporation, Union Pacific Corporation, Rockwell International Corp. and Lotus Development Corp. Mr. Gray has been a director of the Company since being elected at the 1992 Annual Meeting. Age 52.

Freda S. Johnson     Ms. Johnson is President of Government Finance
                     Associates, Inc. (municipal finance advisory company), a firm which she has been associated with since late 1990.
                     From early 1990 until December 1990, she was an independent public finance advisor. She served as Executive Vice President and Executive Director of the
                     Public Finance Department of Moody's Investors Service,
                     Inc. (rating agency) from 1979 to 1990. Ms. Johnson is a member of the Municipal Securities Rule Making Board's
                     MSIL Committee on Dissemination of Disclosure Information and a member of the National Association of State
                     Auditors, Comptrollers and Treasurers' National Advisory
                     Board on State and Local Government Secondary Market
                     Disclosure. She is also a director of the National
                     Association of Independent Public Finance Advisors. Ms.
                     Johnson has served on the Company's Board of Directors since July of 1990. Age 46.

Daniel P. Kearney    Mr. Kearney is President of Aetna Life and Annuity Co.
                     (insurance company). Prior to joining Aetna Life and Casualty Company in 1991, he served as President and Chief Executive Officer of the Resolution Trust

                     Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a managing director at Salomon Brothers Inc (investment banking firm) in charge of the mortgage finance and real estate finance departments from 1977 to 1988. Mr. Kearney has served on the Company's Board of Directors since being elected at the 1992 Annual Meeting. Age 54.

James A. Lebenthal   Mr. Lebenthal has been Chairman of Lebenthal & Co., Inc.,
                     a broker-dealer of municipal bonds, since 1978. From 1986 to 1988, Mr. Lebenthal was also President of Lebenthal &
                     Co., Inc. He is Vice Chairman and President of the
                     Commission on Savings and Investment in America and Vice
                     Chairman of the Rebuild America Coalition. Mr. Lebenthal has been a director of the Company since August of 1988.
                     Age 66.

Robert B. Nicholas   Mr. Nicholas is presently a private investor. From 1988
                     through 1991, he was a consultant to Aetna Life and Casualty Company with respect to certain corporate issues. He served as Senior Vice President, Corporate
                     Planning and Development, of Aetna Life and Casualty
                     Company and of The Aetna Casualty and Surety Company from
                     1986 to 1988. He is a Trustee and Chairman of the Finance
                     Committee of the Hartford Graduate Center and a trustee of Denison University. Mr. Nicholas has been a director of the Company since December of 1986. Age 64.

Pierre-Henri Richard Mr. Richard has been Chairman of the executive board of
                     Credit Local de France (banking and municipal finance firm) since 1987. Since 1983, he has been Deputy Directeur General of the Caisse des Depots et Consignations, in charge of municipal finance. He is a board member of Caisse des Depots-Developpement, Societe Centrale pour l'Equipment du Terretoire, the Centre National des Caisses d'Epargne et de Prevoyance, and the ASF Company. Mr. Richard has been a director of the Company since January of 1990. Age 53.

George R. Trumbull,  Mr. Trumbull has served as President of CIGNA Individual
III Insurance (insurance company) since 1992. He served as President of CIGNA Corporation's Investment Division and as Chief Investment Officer of CIGNA Corporation from 1988 to 1992. He served as President of the Group Pension Division of CIGNA Corporation from 1985 to 1988. He serves as a member of the Board of Overseers of Dartmouth College's Amos Tuck School of Business Administration and is a member of the Board of Hartford's Institute of Living. Mr. Trumbull joined the Company's Board of Directors in September of 1989. Age 49.

Paul A. Volcker      Mr. Volcker has been Chairman of James D. Wolfensohn
                     Incorporated (investment banking firm) and a Professor of International Economic Policy at the Woodrow Wilson
                     School of Public and International Affairs at Princeton
                     University since March 1988. He has been a director of the American Stock Exchange since February of 1990. He also serves as a director of The Prudential Insurance
                     Company of America and Nestle, S.A. Mr. Volcker served as
                     Chairman of the Board of Governors of the Federal Reserve
                     System from 1979 to 1987. Mr. Volcker became a director of the Company in March of 1988. Age 66.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the year ended December 31, 1993, the Board of Directors of the Company (the "Board") met six times. At year end, there were five Committees of the Board, whose activities are discussed below.

  The Executive Committee, which at year end consisted of Messrs. Bailey (chairman), Brown, Elliott, Lebenthal and Trumbull, did not meet during 1993. The Executive Committee is authorized, subject to limitations set forth in the By-Laws of the Company, to exercise powers of the Board during intervals between Board meetings.

  The Finance Committee, which at year end consisted of Messrs. Bailey (chairman), Brown, Kearney, Richard, Trumbull and Volcker, met once during 1993. This Committee approves the general investment policies and objectives of the Company and monitors investment activities and portfolio holdings, including review of investment performance and asset allocation.

  The Underwriting Committee, which at year end consisted of Mr. Elliott, Ms. Gaudiani, Mr. Gray, Ms. Johnson (chairwoman), Messrs. Lebenthal and Nicholas, met once during 1993. This Committee monitors the underwriting process in order to assure general compliance with underwriting guidelines and reviews significant changes in general underwriting policy and guidelines which are proposed by management. It also reviews proposals to develop new product lines which are outside the scope of existing businesses.

  The Compensation and Organization Committee, which at year end consisted of Mr. Brown (chairman), Ms. Gaudiani, Messrs. Kearney and Trumbull, met two times during 1993. This Committee reviews and approves overall policy with respect to compensation matters. The Committee recommends to the Board the compensation to be paid to the Chairman and to the President and Chief Executive Officer and approves the compensation to be paid to the officers reporting to the President and Chief Executive Officer. The Committee also reviews significant organizational changes and executive succession planning.

  The Audit Committee, which at year end consisted of Mr. Gray, Ms. Johnson, Messrs. Lebenthal, Nicholas, and Volcker (chairman), met two times during 1993. Its functions include review of the Company's annual financial statements, the adequacy of its system of internal controls and the surveillance of insured issues, and meeting with the Company's independent certified public accountants and with financial and legal personnel of the Company. It is also a function of the Committee to recommend to the Board the appointment of the Company's independent auditors.

  In January of 1994, the Board created a new Committee, the Committee on Directors, which consists of Mr. Elliott, Ms. Gaudiani, Mr. Gray (chairman) and Messrs. Trumbull and Volcker. This Committee will make recommendations to the Board on Director nominees and on the size and composition of the Board. It will also recommend the compensation to be paid to Directors and propose nominees for the various Committees.

  The annual fee paid for the services of a director who is not an executive officer of the Company was $26,000 and the fee paid for attendance at Board or Committee meetings was $2,000, with the non-employee chairman of a committee receiving an additional $1,000. Directors who are also executive officers of the Company receive no additional compensation for their services as Directors. The Company adopted a Deferred Compensation and Stock Ownership Plan for Non-Employee Directors in 1993. Pursuant to this plan, all non-employee Directors are eligible to elect to defer all or a portion of their fees and to receive payment of either their current fees or their deferred fees in cash or in shares of Common Stock of the Company. All non-employee Directors have elected to participate in this plan. All Directors, with the exception of Mr. Richard, attended at least 75% of the meetings of the Board and of its Committees on which they served.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

To: The MBIA Inc. Board of Directors

  As part of its Charter, the MBIA Inc. Compensation and Organization Committee (the "Committee") has, among its duties, the responsibility to recommend to the Board the compensation, including bonus and the awarding of stock options, to be paid to the Chairman and the President and Chief Executive Officer, and to review and approve the recommendations of the President and Chief Executive Officer as to the compensation, including bonuses and the awarding of stock options, to be paid to the executive officers reporting to the President and Chief Executive Officer. The Committee is presently composed entirely of independent outside directors who are neither current nor former employees of the Company.

  The Company's compensation philosophy is to pay all employees, including executive officers, for actual performance based on level of responsibility in a manner which motivates such employees to perform at the highest possible level and assures that the Company obtains and retains highly qualified employees in its competitive marketplace. The Company achieves these objectives by using a combination of both fixed (i.e., salary) and variable (i.e., annual bonus and, when applicable, stock options) compensation.

  Executive officer salaries are based on job content, experience, the market relative to comparable positions, and actual performance. Salary changes are based on changes in responsibilities, the individual's performance and competitive market conditions. For purposes of comparability of salaries and salary changes, the Committee considers the average figures for the Company's primary competitors in the financial guaranty industry (note: these are not the companies used in the stock performance graph).

  Individual bonuses reflect Company performance and the individual's personal contribution to the achievement of the Company's goals and the contribution of the operating units for which such individual is responsible. Bonus ranges are established for each job position as a function of base salary, e.g., for 1993 the bonus range for the President and Chief Executive Officer is 0% to 100% of base salary. The size of the Company bonus pool is approved at year end by this Committee based on the Company's absolute and relative performance. The performance factors considered are return on equity, earnings per share, book value per share, the relative performance of peer group companies and the achievement of the Company's business plan goals.

  Stock options are generally granted annually to higher level employees in order to align more closely their interests with those of the shareholders. The stock option grants provide the right to purchase shares of common stock at the fair market value (closing price) of the stock on the date of the grant. Each option vests in five equal annual installments (subject to certain acceleration provisions if major Company financial goals are exceeded) and has a ten-year term. The options are granted under a shareholder-approved plan and are typically granted from the Vice-President level up to and including the Chairman, President and Chief Executive Officer. The number of stock options granted to any executive officer is based on a percentage of salary divided by the value of an option, which is derived from a discounted cash flow model which assumes a 12% annual appreciation in stock price over a five-year period and a 12 1/2% discount rate. Prior option grants were not taken into account in determining the number of options granted in 1993. The total number of stock options granted in 1993 was 208,400. Based on the President and Chief Executive Officer's performance, the Committee awarded him 20,000 options, which is equivalent to 100% of his annual salary per the formula outlined above.

  Executive officer salary changes and bonuses are based on the Company's performance in certain areas, including return on equity, earnings per share, book value per share, relative performance to the Company's peer group, the success in reaching the business plan and strategic goals set for each division, expense management and employee development and the individual officer's personal contribution to the achievement of these goals. The weight and effect of any of these factors on the compensation of each executive officer varies depending on the individual responsibility of such officer. The President and Chief Executive Officer's salary and bonus are a function of how the Company performed in the following areas: return on equity; earnings per share; book value per share; relative performance to peer group companies (the "Financial Goals"); and achievement of the Company's business plan goals. For both the Chairman and the President and Chief Executive Officer, the Committee gave 50% weight to the Financial Goals and 50% to the Company's business plan goals. In 1993 the return on equity was 17.3%, up 12% over 1992; earnings per share were up 32% over the previous year; and the book value per share was $38.28, an increase of 16% over 1992. The Company's business plan goals were substantially met, including generating returns in excess of the Company's cost of capital, increasing market penetration in both the municipal bond insurance market and the structured finance sector and maintaining the Company's position as the financial guaranty insurance industry's lowest cost producer. Based on this outstanding performance, the Committee awarded the Chairman a bonus of $250,000 and awarded the President and Chief Executive Officer a bonus of $485,000 and increased his salary to $525,000 per year effective January 1, 1994.

  Based on currently prevailing authority, including proposed Treasury regulations issued in December 1993, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts in 1994 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly has not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax law provision.

                                          Respectfully submitted,

                                          MBIA Inc. Compensation and
                                          Organization Committee

                                          Joseph W. Brown, Jr., Chairman
                                          Claire L. Gaudiani
                                          Daniel P. Kearney
                                          George R. Trumbull, III

                                   MBIA INC.

                        I.  SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                      ANNUAL COMPENSATION            AWARDS
                               ---------------------------------- ------------
                                                       OTHER       SECURITIES         ALL
    NAME & PRINCIPAL                                  ANNUAL       UNDERLYING        OTHER
        POSITION          YEAR SALARY($) BONUS($) COMPENSATION($)  OPTIONS(#)  COMPENSATION(B)($)
    ----------------      ---- --------- -------- --------------- ------------ ------------------
David H. Elliott          1993 $485,000  $485,000     $16,787        20,000         $186,208
Chief Executive Officer   1992  475,000   400,000      10,900        17,000          220,517
                          1991  425,000   340,000      15,784        45,024          132,208
Richard L. Weill          1993  280,000   280,000       9,734        10,000          108,357
Executive Vice President  1992  270,000   235,000      12,704         9,000          128,057
                          1991  245,000   200,000       4,161        25,000           74,949
William O. Bailey         1993  300,000   250,000         912            --           70,000
Chairman                  1992  300,000   225,000          --            --          156,301
                          1991  500,000   500,000          --        25,000          257,589
Robert R. Godfrey         1993  260,000   240,000       4,874        10,000           75,110
Executive Vice President  1992  250,000   200,000       3,619         8,000           89,531
                          1991  240,000   165,000       3,440        26,928           48,000
James E. Malling          1993  230,000   200,000       9,222        10,000          105,608
Executive Vice President  1992  210,000   140,000       6,177         7,000          106,835
                          1991  200,000   130,000     103,923(a)     10,000           36,231

- --------
(a) Consists of a one-time employee relocation expense.
(b) Consists of (i) contributions to the Company's money purchase pension plan and 401(k) plan, and (ii) premiums paid on behalf of such employees under a split-dollar life insurance policy. Such amounts in 1993 were as follows: Elliott--(i) 145,500 and (ii) 40,708; Weill--(i) 84,000 and (ii)
    24,357; Bailey--(i) 70,000 and (ii) 0; Godfrey--(i) 63,000 and (ii)
    12,110; and Malling--(i) 64,500 and (ii) 41,108.

                                   MBIA INC.

                          II.  OPTION GRANTS IN 1993

                               INDIVIDUAL GRANTS

                                 PERCENT OF
                     NUMBER OF     TOTAL
                    SECURITIES    OPTIONS                                 PRESENT
                    UNDERLYING   GRANTED TO    EXERCISE                  VALUE OF
                      OPTIONS    EMPLOYEES       PRICE      EXPIRATION   AWARD ON
      NAME         GRANTED(A)(#)  IN 1993   PER SHARE($/SH)    DATE    GRANT DATE(B)
      ----         ------------- ---------- --------------- ---------- -------------
David H. Elliott      20,000         10%        $69.00         2003      $583,803
William O. Bailey        --          --         $69.00         2003           --
Richard L. Weill      10,000          5%        $69.00         2003       291,901
Robert R. Godfrey     10,000          5%        $69.00         2003       291,901
James E. Malling      10,000          5%        $69.00         2003       291,901

- --------
(a) The options are granted at an exercise price equal to the closing price of the stock on the date of the grant, have a ten-year term and vest in five equal annual installments (subject to certain acceleration provisions if major Company financial goals are exceeded, if there occurs a change in control of the Company or upon the death, disability or retirement of the employee).
(b) Present value of award on date of grant based on 12% annual appreciation in stock price over five years from option price of $69 per share, discounted at 12 1/2%.

                                   MBIA INC.

   III.  AGGREGATED OPTION EXERCISES IN 1993 AND 1993 YEAR-END OPTION VALUES

                                                     NUMBER OF                 VALUE OF
                                               SECURITIES UNDERLYING         UNEXERCISED
                                                    UNEXERCISED              IN-THE-MONEY
                                                    OPTIONS AT                OPTIONS AT
                                                   DECEMBER 31,              DECEMBER 31,
                      SHARES                          1993(#)                 1993($)(*)
                   ACQUIRED ON     VALUE     ------------------------- -------------------------
      NAME         EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----         ------------ ------------ ----------- ------------- ----------- -------------
David H. Elliott         --             --     145,844      46,542     $ 5,097,391   $589,792
William O. Bailey     5,000       $235,938     273,941          --      10,547,166         --
Richard L. Weill         --             --      59,600      24,400       1,819,650    321,975
Robert R. Godfrey        --             --      18,485      24,444         479,405    332,129
James E. Malling         --             --       8,800      18,200         204,200    166,613

- --------
* Based on share price of $63.0625.

                   [INSERT STOCK PERFORMANCE LINE GRAPH HERE]

COMPENSATION AND ORGANIZATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation and Organization Committee are Joseph W. Brown, Jr. (chairman), Claire L. Gaudiani, George R. Trumbull, III and Daniel P. Kearney. There are no members of the Company's Compensation and Organization Committee who are current or former employees of the Company.

PROPOSAL 2:

                       SELECTION OF INDEPENDENT AUDITORS

  Coopers & Lybrand currently serve as the Company's independent auditors. They have served in that capacity since the Company's founding in 1986, and prior to that served as the independent auditors of the Municipal Bond Insurance Association, starting in 1974. During 1993, Coopers & Lybrand examined the accounts of the Company and its subsidiaries and also provided other audit services to the Company in connection with Securities and Exchange Commission filings.

  Upon recommendation of the Audit Committee, the Board has appointed Coopers & Lybrand as the independent auditors of the Company for 1994. The shareholders are asked to approve this action of the Board.

  It is anticipated that one or more representatives of Coopers & Lybrand will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders present.

                                 OTHER MATTERS

  The Board knows of no other business to be brought before the meeting other than as set forth above. If any other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment of such matters.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below contains certain information with respect to the only beneficial owners known to the Company as of March 21, 1993 of more than 5% of the outstanding shares of Common Stock.

                                               SHARES OF COMMON
                                                    STOCK
     NAME AND ADDRESS OF                         BENEFICIALLY   PERCENT  OF
     BENEFICIAL OWNER                               OWNED          CLASS
     ----------------------------------------  ---------------- -----------
     The Aetna Casualty and Surety Company(1)     3,813,009        9.14%
      151 Farmington Avenue
      Hartford, CT 06156
     Provident Investment Counsel(2)              2,886,775        6.92%
      300 North Lake Avenue, Penthouse Suite
      Pasadena, California 91101

- --------
(1) Information as to beneficial ownership of shares of Common Stock and percentages owned is based on the Schedule 13D filed by The Aetna Casualty and Surety Company with the Securities and Exchange Commission with respect to their beneficial ownership of the Common Stock and the Registration Statement on Form S-3 filed by the Company in October of 1992. Such shareholder has sole voting power and sole dispositive power with respect to the shares beneficially owned.

(2) Information as to the beneficial ownership of shares of Common Stock is based on the February 9, 1994 Schedule 13G filed by Provident Investment Counsel with the Securities and Exchange Commission. Such filing indicates that the shareholder has shared voting power with respect to 2,165,750 of these shares and shared dispositive power with respect to 2,886,775 of these shares.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 10, 1994, the beneficial ownership of shares of Common Stock of each Director, each Executive Officer named in the Summary Compensation Table on page 7, and Directors and all Executive Officers of the Company, as a group.

                                                        SHARES        TOTAL
                                           SHARES     ACQUIRABLE      SHARES
                                        BENEFICIALLY UPON EXERCISE BENEFICIALLY
                  NAME                     OWNED      OF OPTIONS     OWNED(1)
                  ----                  ------------ ------------- ------------
   Directors(2)
     William O. Bailey                     39,325       273,941      313,266
     Joseph W. Brown, Jr.                   2,000           --         2,000
     David H. Elliott                      10,500       144,177      154,677
     Claire L. Gaudiani                       100           --           100
     William H. Gray, III                       0           --             0
     Freda S. Johnson                       1,133           --         1,133
     Daniel P. Kearney(3)                     500           --           500
     James A. Lebenthal                       340           --           340
     Robert B. Nicholas                     2,000           --         2,000
     Pierre-Henri Richard                      90           --            90
     George R. Trumbull, III                2,500           --         2,500
     Paul A. Volcker                        4,000           --         4,000
   Executive Officers
     Robert R. Godfrey                      6,275        17,358       23,633
     James E. Malling                         750         8,800        9,550
     Richard L. Weill                       3,000        58,600       61,600
     All of the above and other Execu-
      tive
      Officers as a group                  82,503       639,178      721,681

- --------
(1) The percentage of shares of Common Stock beneficially owned by all Directors and Executive Officers as a group is 1.73% of the shares of Common Stock outstanding.
(2) In addition, as of March 10, 1994, the non-employee Directors also held 4,436 Common Stock equivalent deferral units under the Company's Deferred Compensation and Stock Ownership Plan for Non-Employee Directors. (See the discussion of this plan on page 4 under "The Board of Directors and its Committees")
(3) Mr. Kearney may be deemed to have a beneficial ownership interest in the shares of Common Stock held by the entity named under "Security Ownership of Certain Beneficial Owners" with which he is affiliated.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF THE COMPANY

  The Municipal Bond Insurance Association (the "Association") was organized in 1973 as an unincorporated association through which its members wrote municipal bond insurance on a several and not joint basis. Since 1981, the Association's five members, and their respective percentages of liability on Association policies, have been as follows: The Aetna Casualty and Surety Company ("Aetna") (33%), Fireman's Fund Insurance Company (30%), CIGNA Property and Casualty Insurance Company (formerly, Aetna Insurance Company) (12%), and The Continental Insurance Company ("Continental") (10%) (together with certain of their affiliates, referred to collectively as the "Founding Shareholders" and individually as a "Founding Shareholder"), and The Travelers Indemnity Company ("Travelers") (15%). The business of the Association was reorganized in December 1986 through the following actions (the "Reorganization"):

1. The Company was incorporated in Connecticut and capitalized by the Founding Shareholders by an investment of $509.9 million in cash, the contribution of their interests in the Association's tangible and intangible assets, and the cession to the Company of substantially all of the Founding Shareholders' net municipal bond insurance written.

2. The cession of insurance in force was accomplished pursuant to reinsurance agreements by which the Founding Shareholders ceded to the Company substantially all of their net municipal bond insurance business written as Association members and all such future Association business to be written to honor prior commitments (see paragraph 5 below). The Founding Shareholders paid the Company reinsurance premiums equal to their net unearned premium reserve on the ceded business, totaling approximately $415.3 million on a statutory basis. The participation of the Founding Shareholders totaled approximately 89% of the Association's net insurance in force at December 31, 1986. The balance of the net insurance in force was retained by the fifth member of the Association, Travelers, which elected not to participate in the Reorganization. (Effective August 31, 1993 Travelers ceded to MBIA Corp. its net insurance in force in connection with municipal bond issues written by the Association (the "Travelers Cession")) Through reinsurance assumption agreements, MBIA Corp. was substituted for the Company and assumed a direct obligation to the Founding Shareholders on 100% of this ceded business, the Founding Shareholders released the Company from its obligations under the reinsurance agreements, and MBIA Corp. received the insurance premium associated with such ceded business under the reinsurance agreements. The members of the Association remain liable to municipal bond investors, severally and not jointly, for their respective shares of the Association guarantee represented by the ceded Association insurance policies. However, the Founding Shareholders transferred to MBIA Corp. virtually all of their net unearned premium reserve on these Association policies, and MBIA Corp. agreed to indemnify the Founding Shareholders for their respective shares of any claims under such insurance policies.

3. Effective December 31, 1987, the Founding Shareholders ceded to MBIA Corp. all of the remaining portion of the risk on those municipal bond issues written by the Association prior to the Reorganization, paying MBIA Corp. reinsurance premiums equal to their unearned premium reserves of $1.4 million.

4. The Founding Shareholders and Travelers, as members of the Association, entered into an agreement pursuant to which the Association ceased writing new business except pursuant to prior commitments.

5. At the beginning of January 1987, the Association ceased writing municipal bond insurance, except to honor then-existing commitments, including policies under UITs to insure bonds sold out of UITs. As the Association writes municipal bond insurance to honor such commitments, the

Founding Shareholders' share of this insurance (approximately 89%) is ceded to MBIA Corp. under the reinsurance arrangements described above, and the Founding Shareholders pay MBIA Corp. a reinsurance premium equal to the premiums they receive. The Association also receives premiums associated with policies written on an installment basis. Such reinsurance premiums, net of premium credits on refunded issues, aggregated $4.5 million and $6.9 million during 1992 and 1991, respectively. Included in the business assumed from the Association are unearned premiums of $1.9 million and $2.2 million at December 31, 1992 and December 31, 1991, respectively, relating to insurance on UITs originally sponsored by a Founding Shareholder, Aetna, and American Express Company, which was an affiliate of a Founding Shareholder, Fireman's Fund Insurance Company, at the time insurance was provided to the UIT. In 1990 and in 1993, MBIA Corp. assumed an additional $0.9 million and $0.5 million, respectively, of unearned premiums relating to the insured UIT sponsored by American Express Company which had been previously ceded.

SUBSEQUENT REINSURANCE AND INSURANCE TRANSACTIONS WITH FOUNDING SHAREHOLDERS

  On September 30, 1989, the Founding Shareholders agreed to endorse the reinsurance agreements among the Founding Shareholders and MBIA Corp. to specifically exclude a portfolio of eight real estate projects from the terms of the reinsurance agreements. As a result, on September 30, 1989, the portfolio ceased to be an obligation of MBIA Corp., and MBIA Corp. ceded to the Founding Shareholders reinsurance premiums equal to their net unearned premium reserve on the ceded business, totaling approximately $6.5 million determined in accordance with generally accepted accounting principles.

  In 1993, MBIA Corp. assumed the remaining portion of Travelers' risk on the Association policies as well as the $10.8 million of deferred premium revenue associated with those policies.

  In connection with the Travelers Cession, the Founding Shareholders and Travelers amended the Association Agreement governing the administration of the Association policies in force, and the Association members amended the Management Agreement with MISC. The principal purpose of the amendments was to reflect the fact that Travelers' net in force Association policy obligations were assumed by MBIA Corp. The amendments to the Management Agreement also eliminated certain administrative responsibilities of MISC thereunder.

  Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the Founding Shareholders and Travelers which had their S&P rating downgraded from AAA with respect to their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amount to Citibank, N.A., the fiscal agent under related Fiscal Agency Agreements, which in turn will disburse the surety bond payments to the designated Association policy beneficiaries. The aggregate amount payable by MBIA Corp. on these surety bonds is limited to $340 million.

SHAREHOLDERS' AGREEMENT

  Under the Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement") among the Company, the Founding Shareholders and Credit Local de France (the Founding Shareholders and Credit Local de France are referred to herein as the "Shareholders"), subject to certain limitations, until July 1, 1997 each of the Shareholders has the right individually to require one registration under the Securities Act of all or a portion of its shares of Common Stock, to participate collectively with each other Shareholder in one such registration, and to include its shares in a registration under the Securities Act initiated by another Shareholder or by the Company. The Shareholders are responsible for all expenses in connection with the registration of their shares. Aetna and Credit Local de France are the only Shareholders that currently own Common Stock of the Company. All other provisions of the Shareholders' Agreement, including voting rights and the right to approve certain corporate actions, have expired.

  Pursuant to terms of the Shareholders' Agreement which have now expired, the Shareholders caused the election of certain directors to the Company's Board of Directors. Individuals with relationships to the Shareholders during the preceding three years who are currently members of the Company's Board of Directors are Joseph W. Brown, Jr., Daniel P. Kearney, Robert B. Nicholas, Pierre-Henri Richard and George R. Trumbull, III.

INVESTMENT MANAGEMENT AGREEMENT

  The Company, MBIA Corp. and MBIA Insurance Corp. of Illinois ("MBIA Illinois") each have investment management agreements with Aeltus Investment Management, Inc., (formerly Aetna Financial Services, Inc.) ("Aeltus") an affiliate of Aetna (the "Investment Agreements"), pursuant to which Aeltus agrees to invest and supervise the investment of assets of the Company, MBIA Corp. and MBIA Illinois, in accordance with investment guidelines reviewed and approved by the respective Boards of Directors of each company, and to provide certain administrative services related to such investments. The Company Investment Agreement is terminable by either party on 60 days' notice. The MBIA Corp. Investment Agreement is terminable by either party on 90 days' notice, while the MBIA Illinois Investment Agreement is terminable on 30 days' notice. During 1993, Aeltus was paid fees of $28,448, $2,258,312 and $175,874 by the Company, MBIA Corp. and MBIA Illinois respectively, based on assets under management.

  The Company believes that the terms of the Investment Agreements are no less favorable to the Company, MBIA Corp. and MBIA Illinois than those of similar agreements with unaffiliated parties.

EMPIRE STATE MUNICIPAL EXEMPT TRUSTS, GUARANTEED SERIES

  MBIA Corp. insures municipal bonds held by certain of the Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of the Guaranteed Series of Empire State Municipal Exempt Trusts is Lebenthal & Co., Inc., the chairman of which is James A. Lebenthal, a director of the Company. The Company believes the terms of the insurance policies and the premiums charged are no less favorable to MBIA Corp. than the terms and premium levels for other similar unit investment trusts.

STEAMBOAT PARTNERS, L.P.

  MBIA Corp. held an investment in Steamboat Partners, L.P., a limited partnership which invested principally in marketable equity securities. The limited partnership, which was liquidated during 1991, was managed by an independent management company. At the time of liquidation, the Company's investment was approximately $7.0 million. The general partners of Steamboat Partners, L.P. included an affiliate of The Fund American Companies, Inc., which formerly owned Fireman's Fund Insurance Company.

INSURANCE COVERAGE

  The Company has obtained insurance from an affiliate of Aetna to provide its directors and officers (and their heirs and other legal representatives) specified coverages against certain liabilities. The premium for 1993 coverage paid to Aetna was $156,333. The Company has also obtained employee health and life insurance from Aetna Life Insurance Company, an affiliate of Aetna. Premiums paid in 1993 by the Company for this coverage totaled $1,462,568. In addition, the Company has obtained dental insurance from an affiliate of CIGNA Corporation, for which it paid a premium of $250,360 in 1993. The Company has also obtained life insurance policies from Aetna Life Insurance Company for 21 key employees for which it paid a premium of $327,898 for 1993. The Company believes that the terms of the above mentioned insurance are no less favorable to the Company than the terms of similar insurance available from unaffiliated persons.

OTHER

  The following summarizes all known filing delinquencies or failures to file, with respect to reports on Forms 3, 4 and 5 which were required to be filed by all officers, directors and beneficial owners of more than ten percent of the outstanding shares of the Company's Common Stock: William O. Bailey, who was a director of the Company during 1993, filed a required report on Form 5, relating to one transaction, namely gifts of 1,800 shares of the Company's Common Stock, on March 16, 1994, which report should have been filed on or before January 10, 1994.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for the 1995 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 113 King Street, Armonk, New York 10504, no later than November 25, 1994, in order to be considered for inclusion in the Company's Proxy Statement for such Meeting.

                                 MISCELLANEOUS

  The cost of preparing and mailing this notice and statement and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegraph by directors, officers and regular employees of the Company, without extra compensation and at the Company's expense. The Company will also request bankers and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, New York, New York to assist in soliciting proxies for a fee of approximately $5,000 plus reasonable out-of-pocket expenses.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE ON REQUEST BY WRITING TO THE CORPORATE COMMUNICATIONS DEPARTMENT, MBIA INC., 113 KING STREET, ARMONK, NEW YORK 10504.

                                          By order of the Board of Directors,

                                          Louis G. Lenzi
                                          Secretary

                      MBIA Inc. Stock Performance Graph
                  Cumulative Total Return Per Common Share
                                 compared to
                    Standard & Poor's 500 Composite Index
                  Standard & Poor's Financial Stocks Index


Measurement period
(Fiscal Year Covered)           MBIA Inc.    S&P 500     S&P Fin. Stocks
- ---------------------           ---------    -------     ---------------

FYE 12/31/87                    $100         $100        $100
FYE 12/31/88                    $155         $116        $118
FYE 12/31/89                    $257         $153        $157
FYE 12/31/90                    $229         $149        $123
FYE 12/31/91                    $397         $194        $185
FYE 12/31/92                    $530         $208        $229
FYE 12/31/93                    $532         $229        $254